Exhibit 99.1

FOR IMMEDIATE RELEASE

ABC-MART ANNOUNCES AGREEMENT TO ACQUIRE

LACROSSE FOOTWEAR

TOKYO & PORTLAND, Ore. – (BUSINESS WIRE) – Jul. 5, 2012 – ABC-MART, INC. (TSE: 2670), Japan’s leading retailer of athletic, business and casual footwear, announced today that it has entered into a definitive agreement with LaCrosse Footwear, Inc. (NASDAQ: BOOT), a leading provider of premium, branded footwear for work and outdoor users, pursuant to which ABC-MART will acquire all outstanding shares of LaCrosse Footwear stock for $20 per share in cash, or approximately $138 million.

The purchase price represents a premium of 82% over LaCrosse Footwear’s average closing stock price over the last 30 days ended July 5, 2012, and an 82% premium over the closing price on July 5, 2012. Under the agreement, ABC-MART will commence a tender offer to purchase all of the outstanding shares of LaCrosse Footwear. The transaction is expected to close in the third calendar quarter of 2012.

“We are very pleased to join with LaCrosse Footwear, which further positions the company and its strong brands for long term growth worldwide,” said Minoru Noguchi, President of ABC-MART. “We associate significant value with the LaCrosse® and Danner® brands, as well as with the company’s outstanding channel partners and proven commitment to operational excellence. We look forward to working with LaCrosse Footwear management and building on the company’s reputation and commitment to outstanding quality, performance and innovation to foster long-term growth and success.”

“This transaction will bring together the complementary strengths of ABC-MART’s extensive knowledge in the footwear retail industry with LaCrosse Footwear’s high quality footwear manufacturing craftsmanship,” said Mr. Noguchi. “In particular, the combined entity will be well-positioned to strengthen LaCrosse Footwear’s lifestyle and casual footwear business, by jointly developing and producing footwear with competitive quality, pricing, and design, and drive the geographic expansion of LaCrosse® and Danner® branded footwear, particularly in Japan, South Korea, Taiwan, Hong Kong, and the rest of Asia, as well as in Europe.”

LaCrosse Footwear is a proven leader in innovative, quality and performance-based footwear. Leveraging the rich history and strength of the LaCrosse® and Danner® brands, the company is well established in multiple distribution channels. Its iconic brands are well known in the work and outdoor markets with premium products designed to keep people on the move in hunt, work, uniform, military and outdoor recreation activities. In recent seasons, the company has expanded into new casual lines inspired by the brands’ heritage and authenticity in its core markets.

“ABC-MART has been a valued customer of our iconic American-made products for many years. It recognizes the value of our authentic, premium brands and sees the opportunity for our continued growth and success in partnership with ABC-MART. We are very pleased to recommend this transaction to LaCrosse Footwear shareholders as the next chapter in our company’s rich history,” said Richard Rosenthal, Chairman of the LaCrosse Footwear Board of Directors.

“In addition to delivering compelling value to our shareholders, the partnership with ABC-MART also creates clear benefits for our customers, suppliers and employees,” said Joseph P. Schneider, the President and CEO of LaCrosse Footwear. “ABC-MART is committed to furthering our growth strategies in the global marketplace. We see exciting opportunities in our newer lifestyle and casual offerings, as well as a solid financial and strategic commitment to support our ongoing business serving the work and outdoor markets. Together, we will continue to leverage our world-class manufacturing facility in Portland, Oregon to meet growing demand for American-made products around the world. This is a great step forward for LaCrosse Footwear, and we are honored to bring our strong Danner® and LaCrosse® brands to a larger stage as a part of ABC-MART.”

The transaction is conditioned on the tender of a majority of the outstanding shares of LaCrosse Footwear, and remains subject to the satisfaction of customary closing conditions, including receipt of applicable regulatory clearances. LaCrosse Footwear’s Board of Directors and certain members of LaCrosse’s senior management holding collectively approximately 8% of LaCrosse’s outstanding shares have agreed to tender all of their shares into the tender offer. Upon the completion of the acquisition, LaCrosse Footwear will become a wholly-owned subsidiary of ABC-MART and will continue operations in Portland, Oregon. The transaction is not subject to a financing condition.

Barclays served as the exclusive financial advisor and Paul Hastings LLP acted as legal advisor to ABC-MART. Wells Fargo Securities served as the exclusive financial advisor and Garvey Schubert Barer acted as legal advisor to LaCrosse Footwear and its Board of Directors in connection with the transaction.

About ABC-MART, INC.

ABC-MART, INC. is a leading shoe retailer in Japan. It operates approximately 800 stores throughout the ABC-MART Group, with its store network expanding to South Korea and Taiwan. ABC-MART’s high customer recognition and approval have been established over the years by offering its customers a wide selection of fashionable shoes, ranging from formal business shoes, women’s pumps, to athletic footwear. The company owns brands such as HAWKINS® and NUOVO, develops in-house footwear, and sells affordable high-quality shoes. In addition, the company is a distributor in Japan to top brands such as VANS®, SPERRY TOP-SIDER®, and SAUCONY®, and supplies footwear to pro shops and boutiques.

For more information about ABC-MART, please visit our Internet website at http://www.abc-mart.com. For additional investor information, see our corporate website at http://www.abc-mart.co.jp.

About LaCrosse Footwear, Inc.

LaCrosse Footwear, Inc. is a leading developer and marketer of branded, premium and innovative footwear for work and outdoor users. The Company's trusted Danner® and LaCrosse® brands are sold to a network of specialty retailers and distributors in the United States, Canada, Europe and Asia. Work consumers include people in law enforcement, transportation, mining, oil and gas exploration and extraction, construction, military services and other occupations that require high-performance and protective footwear as a critical tool for the job. Outdoor consumers include people active in hunting, hiking and other outdoor recreational activities.

For more information about LaCrosse Footwear products, please visit our Internet websites at http://www.lacrossefootwear.com and http://www.danner.com. For additional corporate information, see our corporate website at www.lacrossefootwearinc.com.

Important Additional Information will be filed with the Securities and Exchange Commission (SEC)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of LaCrosse Footwear common stock described in the press release has not commenced. At the time the tender offer is commenced, ABC-MART will file with the SEC and mail to the LaCrosse Footwear shareholders a tender offer statement on Schedule TO and related exhibits, including the offer to purchase, letter of transmittal and other related documents and LaCrosse Footwear will file with the SEC and mail to its shareholders a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 in connection with the transaction. These materials will contain important information about ABC-MART, LaCrosse Footwear, the transaction and other related matters. Investors and securityholders are urged to carefully read each of these documents when they are available. Investors and securityholders will be able to obtain free copies of the Tender Offer Statement, the Tender Offer Solicitation and Recommendation Statement, and other documents filed with the SEC by ABC-MART and LaCrosse Footwear through the website maintained by the SEC at www.sec.gov. In addition, investors and securityholders will be able to obtain free copies of all of these materials by contacting the respective investor relations departments of ABC-MART and LaCrosse Footwear at their respective e-mail addresses below.

Forward-Looking Statements

Statements in this press release concerning the proposed acquisition of LaCrosse Footwear by ABC-MART, the expected timetable for completing the transaction, expected long-term growth for the combined company, plans for geographic expansion in the global marketplace and any other statements about ABC-MART or LaCrosse Footwear managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements. For further information concerning forward-looking statements, please read the disclosure under the heading “Forward Looking Statements” in LaCrosse Footwear’s Annual Report on Form 10-K for the year ended December 31, 2011 which has been filed with the SEC. Any statements that are not statements of historical fact (including any statements containing the words “believe”, “plans”, “anticipates”, “expects”, “estimates”, and similar expressions) should also be considered forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties and actual results could differ materially from those in the forward-looking statements. Factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, conditions affecting the industries in which ABC-MART and LaCrosse Footwear operate, the possibility that certain conditions to the offer and the merger and to consummate the transactions will not be met, the ability of ABC-MART to successfully integrate LaCrosse’s operations and employees, and other factors found under the heading “Risk Factors” in the LaCrosse Footwear Annual Report on Form 10-K for the year ended December 31, 2011. The forward-looking statements contained in this press release speak only as of the date on which they are made and, except as required by law, neither ABC-MART nor LaCrosse Footwear express any intention or undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

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Source: LaCrosse Footwear, Inc.

ABC-MART, INC.

Jo Kojima, Director and Manager

Corporate Planning Office

+81-3-3476-5452 / ir_info@abc-mart.co.jp

or

LaCrosse Footwear, Inc.

David Carlson, Executive Vice President and Chief Financial Officer

+1-503-262-0110 ext. 1331

or

StreetConnect, Inc.

Michael Newman

Investor Relations

+1-800-654-3517 / BOOT@stct.com